--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              EXPIRES: SEPTEMBER 30, 1998
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(f) of the Investment Company Act of 1940           -----------------------------
/ / FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTIONS REPORTED
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
                                                                                                X  Director           10% Owner
   Campbell, James R.                          Merrill Corporation (MRLL)                      ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. IRS or Social Security  4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
                                               Person (Voluntary)
   Norwest Bank Minnesota
   Norwest Center, Sixth and Marquette                                    1/97                       --------------------------
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                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (check applicable line)
                                                                           (Month/Year)         X Form Filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
   Minneapolis, MN  55479-0116                                                                 ---
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   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  end of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
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   Common Stock                    5-16-96       M            1,500     A        $20.75
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   Common Stock                    5-21-96       A              280     A                    1,780           D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (7/96)


FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)
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   Stock Option (Right to Buy)          $20.75     5-16-96        M*                    1,500          *       9-19-99
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   Director Stock Option (Right to Buy) $23.9375   5-21-96        A**         3,000                  11-21-96  5-21-06
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture of
   (Instr. 3 and 4)                    Deriv-     ative          of             Indirect
                                       ative      Secur-         Deriv-         Bene-
                                       Secur-     ities          ative          ficial
                                       ity        Bene-          Secur-         Owner-
                                       (Instr.    ficially       ity:           ship
                                       5)         Owned          Direct         (Instr. 4)
------------------------------------              at End         (D)
                                                  of Year        or In-
                     Amount or                    (Instr. 4)     direct
       Title         Number of                                   (I)
                     Shares                                      (Instr. 4)
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    Common Stock     1,500                         6,000            D
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    Common Stock     3,000               *         3,000            D
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Explanation of Responses:

* This stock option was granted pursuant to the issuer's 1993 stock incentive plan and is exercisable in five installments.  The option first became exercisable as to 20% 9-19-94
  (the date of grant), and as to an additional 20% each year thereafter with the final installment exercisable on or after 9-19-98.

**Options were granted under the issuer's 1996 Non-employee Director Plan.

                                                                                    /s/ James R. Campbell                3-13-97
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB number.                                                                                  Page 2
                                                                                                                    SEC 2270 (7-96)